Exhibit 99

News Release	[MERCURY LOGO APPEARS HERE]

Mercury Computer Systems Announces Change in Independent Auditors

CHELMSFORD, Mass., — January 18, 2006 — Mercury Computer Systems, Inc. (NASDAQ:MRCY) announced that it will be changing independent auditors. The Company plans to engage KPMG LLP as its new independent registered public accounting firm, effective immediately following the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005.

The Company has been notified by PricewaterhouseCoopers LLP (“PwC”) of PwC’s resignation as the Company’s independent registered accounting firm, effective upon PwC’s completion of its procedures with respect to the Company’s Form 10-Q for the second fiscal quarter and the unaudited interim financial statements included therein. PwC confirmed to the Company that its resignation was not the result of any disagreement with management on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Additional information relating to the change in the Company’s independent auditors can be found in a Current Report on Form 8-K which the Company is filing today with the Securities and Exchange Commission.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300 • Fax 978-256-0852 • www.mc.com

Mercury Computer Systems Announces Change in Independent Auditors                                                                     Page 2

MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

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Contact:

Robert Hult, CFO

Mercury Computer Systems, Inc.

978-967-1990 / rhult@mc.com

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